Exhibit 99.1

FORM OF PROXY

CENTURY BANCSHARES, INC.

This Proxy is solicited by the Board of Directors for use

at the Special Meeting of Shareholders on December 24, 2008

The undersigned shareholder of Century Bancshares, Inc. (“Century”) hereby constitutes and appoints Truman Arnold and James H. Day, and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of common stock of Century which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Century to be held at 10:00 a.m., local time, on Wednesday, December 24, 2008, and at any adjournments thereof (the “special meeting”), with respect to the proposal described in the enclosed Proxy Statement-Prospectus and the Notice of Special Meeting of Shareholders, which are part of the Registration Statement on Form S-4 (No. 333-153922) of Wells Fargo & Company (“Wells Fargo”), timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised. The Board of Directors of Century unanimously recommends a vote “FOR” proposal 1.

1.	Proposal to approve the Agreement and Plan of Reorganization (the “Agreement”), by and between Century and Wells Fargo, dated as of August 13, 2008, as it may be amended from time to time, pursuant to which a wholly owned subsidiary of Wells Fargo will merge with and into Century with Century surviving the merger as a wholly owned subsidiary of Wells Fargo, as described in the Proxy Statement-Prospectus.

For  ☐                            Against  ☐                             Abstain  ☐

2.	In their discretion, upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This Proxy when properly executed will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement. If any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Century. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please sign, date and return this Proxy promptly using the enclosed envelope.

Dated                                     , 2008

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)